Exhibit 21.1

Pacific Ventures Group, Inc.

Subsidiaries of the Registrant

Item	Name	State of Formation
1.	Snöbar Holdings, Inc., a majority owned subsidiary of Pacific Ventures Group, Inc.	Delaware
2.	MAS Global Distributors, Inc., a majority owned subsidiary of Snöbar Holdings, Inc.	California